                                                   Registration number 333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                             K N ENERGY, INC.
             (Exact name of registrant as specified in its charter)

            KANSAS                                     48-0290000
(State or other jurisdiction of           (I.R.S. Employer Identification  No.)
 incorporation or organization)
                                                   MARTHA B. WYRSCH
      370 VAN GORDON STREET         VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
         P.O. BOX 281304
   LAKEWOOD, COLORADO 80228-8304        370 VAN GORDON STREET, P.O. BOX 281304
         (303) 989-1740                     LAKEWOOD, COLORADO 80228-8304
 (Address, including zip code and                 (303) 989-1740
   telephone number, including              (Name, address, including zip
    area code, of registrant's                code and telephone number,
   principal executive offices)            including area code, of agent
                                                    for service)

                           ---------------------------

                                    Copy to:
                              C. MICHAEL HARRINGTON
                             VINSON & ELKINS L.L.P.
                              2300 FIRST CITY TOWER
                                   1001 FANNIN
                            HOUSTON, TEXAS 77002-6760
                                 (713) 758-2148

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                           ---------------------------


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of each class of                             Proposed maximum       Proposed maximum
   securities to be          Amount to be           offering price       aggregate offering           Amount of
      registered            registered (1)           per unit (1)             price (1)           registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $5.00 per
share (2).............        $63,600,000                 --                 $63,600,000               $17,681

==================================================================================================================

        (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

        (2) The shares of Common Stock registered hereby include preferred share purchase rights (the "Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock.

                                ---------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




PROSPECTUS (SUBJECT TO COMPLETION, DATED DECEMBER 2, 1998)



                                K N ENERGY, INC.
                                  COMMON STOCK

                                 ---------------

     This Prospectus relates to shares of Common Stock of K N Energy, Inc. to be offered by Thermo LLC from time to time. The aggregate offering price of all of these shares of Common Stock will not exceed $63,600,000.

     The methods of sale of the Common Stock offered by this Prospectus are described under the heading "Plan of Distribution." We will not receive any of the proceeds from the sale of any of our Common Stock by Thermo LLC.

     Thermo LLC and any broker-dealers that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under such Act. Upon our being notified by Thermo LLC that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

     Our Common Stock is traded on the New York Stock Exchange under the symbol "KNE."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------


               The date of this Prospectus is ____________, 199__.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our Common Stock and certain other securities are listed on the New York Stock Exchange, and information about us is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this Prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of our Common Stock by Thermos LLC has been completed.

     o Annual Report on Form 10-K for the year ended December 31, 1997,

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998,

     o Current Reports on Form 8-K dated January 5, 1998, January 16, 1998, as amended by the Current Report on Form 8-K/A dated February 12, 1998, March 6, 1998, April 24, 1998, June 5, 1998 October 7, 1998, October 9,
       1998 and November 24, 1998 and

     o the description of the Preferred Share Purchase Rights and the Common Stock contained in our Registration Statements on Form 8-A.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                        K N Energy, Inc.
                        370 Van Gordon Street
                        P.O. Box 281304
                        Lakewood, Colorado 80228-8304
                        Attn:  Vice President and Treasurer
                        (303) 989-1740

     This Prospectus is part of a Registration Statement filed with the SEC.

     You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. This Prospectus is an offer to sell or to buy only the securities it refers to, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

                                   THE COMPANY

     K N Energy, Inc. ("K N" or the "Company") is an integrated energy services provider whose operations include the gathering, processing, transportation and storage of natural gas and the marketing of natural gas and natural gas liquids. The Company also markets innovative products and services, such as the Simple Choice(sm) menu of products and call center services designed for residential consumers, utilities, and small businesses through its 50% owned enoable(sm), LLC affiliate.

     K N was incorporated under the laws of the State of Kansas in 1927. The address of its principal executive offices is 370 Van Gordon Street, P. O. Box 281304, Lakewood, Colorado 80228-8304 and its telephone number is (303) 989-1740.

     Additional information concerning the Company and its subsidiaries is included in the Company reports and other documents incorporated by reference in this Prospectus. See "Where You Can Find More Information."



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



                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of any Common Stock by Thermo LLC (the "Selling Stockholder").

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     K N is currently authorized by its Restated Articles of Incorporation, as amended (the "K N Charter") to issue 150,000,000 shares of Common Stock, $5.00 par value, of which 45,033,635 were outstanding on September 30, 1998; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 70,000 shares were outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), none of which were outstanding on such date.

     The Board of Directors of K N is authorized by the K N Charter to provide, without further stockholder action, for the issuance of one or more series of Class A Preferred Stock and Class B Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting power, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and, in the case of the Class B Preferred Stock, the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of K N. Class A Preferred Stock and Class B Preferred Stock will rank prior to the Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up of K N.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock of each series shall be entitled to receive in full out of the assets of K N the sum of $100 per share of Class A Preferred Stock, plus any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class A Preferred Stock. K N may, at the option of the Board of Directors, redeem the whole or any part of the Class A Preferred Stock, or of any series thereof at any time or from time to time within the period during which such stock is, according to the K N Charter, or the resolutions of the Board of Directors providing for the issue thereof, redeemable, by paying the redemption price thereof, including any arrearages in dividends thereon to the date fixed for redemption. The Class A $5.00 Cumulative Preferred Stock is redeemable, in whole or in part, at the option of K N at any time, or from time to time, at the price of $105 per share plus accrued and unpaid dividends. This series has no sinking fund requirements. Holders of shares of Class A $5.00 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $5.00 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Class B Preferred Stock or the Common Stock.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class B Preferred Stock of each series shall be entitled to receive, subject to the prior rights of the holders of shares of Class A Preferred Stock, the full preferential amount fixed by the K N Charter, or by the resolutions of the Board of Directors providing for the issue thereof, including any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class B Preferred Stock. Dividends may not be declared or paid or set apart for payment on any series of Class B Preferred Stock, unless there shall be no arrearages in dividends on any series of Class A Preferred Stock entitled to cumulative dividends for any past dividend period and dividends in full for the current dividend period have been paid or declared or set aside for payment on all Class A Preferred Stock.

     In addition, the holders of the Class A Preferred Stock then outstanding have the right to vote separately as a class with respect to (i) certain amendments to the K N Charter or the By-Laws of K N which adversely affect the voting powers, rights or preferences of the holders of shares of Class A Preferred Stock, (ii) the creation of any class of stock or any security convertible into or exchangeable for or evidencing the right to purchase any stock ranking prior to or on a parity with, either as to dividends or upon liquidation, the Class A Preferred Stock, or (iii) certain mergers or consolidations of K N with or into any other corporation. For such actions to be taken by K N, including increasing the authorized amount of any class of stock ranking prior to the Class A Preferred Stock, the affirmative vote of the holders of at least 50% of the shares of the Class A Preferred Stock then outstanding would be required. The affirmative vote of at least 50% of the shares of any series of Class A Preferred Stock then outstanding is required for K N to amend the K N Charter or resolutions of the Board of Directors of K N providing for the


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



issue of such series of Class A Preferred Stock so as to affect adversely the powers, preferences or rights of holders of Class A Preferred Stock of such series. The holders of Class B Preferred Stock then outstanding also have the right to a separate vote regarding (a) the events described in the first sentence of this paragraph with regard to such Class B Preferred Stock, requiring the affirmative vote of at least 50% of the shares of Class B Preferred Stock then outstanding, and (b) amendments to the K N Charter, or to resolutions of K N's Board of Directors providing for the issue of any series of Class B Preferred Stock so as to affect adversely the powers, preferences or rights of the holders of such series, requiring the affirmative vote of at least 50% of the shares of such series then outstanding.

     If dividends are in arrears on the shares of any series of Class A Preferred Stock to which the following provisions are made applicable pursuant to the K N Charter or resolutions of K N's Board of Directors providing for the issue of any such series (i) in an aggregate amount equal to three but less than six full quarterly dividends, then the holders of the shares of all such series of Class A Preferred Stock have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-third of K N's Board of Directors or (ii) in an aggregate amount equal to six full quarterly dividends, then such holders have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-half of K N's Board of Directors plus one additional director, in each case until all arrearages in dividends and dividends in full for the current quarterly period have been paid on or declared and set aside for payment on the shares of such series. These provisions are applicable to the Class A $5.00 Cumulative Preferred Stock. The holders of any outstanding Class B Preferred Stock would have the right to elect directors of K N similar to the Class A $5.00 Cumulative Preferred Stock in the event of nondeclaration of dividends, for the periods described above, on the Class B Preferred Stock if the holders of the Class A $5.00 Cumulative Preferred Stock are not then entitled to elect directors as described above.

     All outstanding shares of Common Stock are, and any shares of Common Stock issued to the Selling Stockholder and sold by it under this Prospectus will be, validly issued, fully paid and nonassessable. Holders of K N Common Stock and Class A $5.00 Cumulative Preferred Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Common Stock, Class A Preferred Stock and Class B Preferred Stock have no preemptive rights to subscribe for or purchase any additional securities issued by K N. Subject to the preferential rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of K N upon liquidation, dissolution or winding up. Shares of Common Stock have no cumulative voting rights or redemption, sinking fund or conversion privileges.

ANTI-TAKEOVER MATTERS

     Charter and Bylaws. Certain provisions of the K N Charter and the By-Laws of K N could have the effect of preventing a change in control of K N in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of K N into three classes of as nearly an equal number as possible, having staggered terms of three years each; (b) the removal of directors only for cause or by unanimous vote of the remaining members of the Board of Directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of nine and a maximum of 15, with the exact number to be determined by the Board of Directors; (e) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provisions under (a), (b) and (d) above to two-thirds of the outstanding voting securities of K N; (f) the requirement that certain business combinations or transactions involving K N and any beneficial owner of more than 5% of the outstanding voting securities of K N be approved by holders of at least two-thirds of the outstanding voting securities of K N, including those held by such beneficial owner, unless the business combination or transaction is (I) approved by the Board of Directors before such beneficial owner became a holder of more than 5% of K N's outstanding voting securities or (II) approved by sufficient members of the Board of Directors to constitute a majority of the members of the full Board of Directors in office prior to the time such beneficial owner became a holder of more than 5% of K N's voting securities, or
(III) with an entity of which a majority of the outstanding shares of voting securities is owned by K N and its subsidiaries; (g) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under (f) above to two-thirds or more of the then outstanding shares of voting securities of K N; (h) the requirement that certain business combinations or transactions involving K N and any beneficial owner of 10% or more of the outstanding voting securities of K N be approved by holders of at least 80% of the outstanding voting securities of K N, including those held by such beneficial owner, unless (I) the business combination or transaction is approved by three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities or (II) certain conditions relating generally to the fairness of the price to be received by stockholders of K N in such business combination or transaction are satisfied; (i) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing


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provision under (h) above to 80% or more of the outstanding voting securities of
K N unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities; (j) certain procedural requirements for stockholder nominations to the Board of Directors; and (k) the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of the outstanding voting securities of K N, by a majority of the Board of Directors, the Chairman of the Board of Directors or the President of K N.

     Shareholder Rights Plan. On August 17, 1995, the Board of Directors of K N declared a dividend of one preferred share purchase right (a "Right") with respect to each outstanding share of Common Stock held of record on September 15, 1995 or issued thereafter and prior to the date the Rights become exercisable. Until the Rights become exercisable, they will be evidenced by certificates for shares of Common Stock and will automatically trade with the Common Stock. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradable. The full terms of the Rights are set forth in the Rights Agreement, dated as of August 21, 1995 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent. A copy of the Rights Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Right entitles the holder thereof to purchase from the Company one one-thousandth of a share of Class B Junior Participating Series Preferred Stock, without par value (the "Preferred Shares"), for a price of $80 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The Rights become exercisable upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding voting shares of the Company or (ii) ten business days following the commencement or announcement of an intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding voting shares of the Company. The Rights will expire on the later of September 15, 2005 or the third anniversary of the date on which the Rights became exercisable (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     If a person or group were to acquire 20% or more of the voting shares of the Company, each Right then outstanding (other than Rights beneficially owned by the acquiring person, which would become null and void) would become a right to buy that number of shares of Common Stock (or, under certain circumstances, the equivalent number of one one thousandths of a Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right. If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding voting shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding voting shares of the Company, the Board of Directors may, at its option, issue shares of Common Stock (or Preferred Shares) in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group, which would become null and void) at an exchange ratio of one share of Common Stock (or one one-thousandth of a Preferred Share) for each Right, subject to adjustment. In addition, the Company is entitled to redeem all of the outstanding Rights at a price of $0.01 per Right at any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding voting shares of the Company.

     Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

KANSAS BUSINESS COMBINATION ACT

     K N is subject to Sections 17-12,100 et seq. of the Kansas Statutes Annotated (the "K.S.A."), which imposes a three-year moratorium on business combinations between a Kansas corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation has approved either the business combination or the transaction by which the interested stockholder became such; (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock that was outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employees stock plans); or (c) on or after the date an interested stockholder becomes such, the business combination is approved by (i) the Board of Directors and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

KANSAS CONTROL SHARE ACQUISITIONS ACT

     K N is also subject to Sections 17-1286 et seq. of the K.S.A. (the "Kansas Control Share Acquisitions Act"), which applies to public corporations incorporated in Kansas that have certain other connections with the state. The Kansas Control Share Acquisitions Act relates principally to the acquisition of "control shares" in such a corporation. Under the Kansas Control Share Acquisitions Act, a control share acquisition is one that, except for the operation of the Act, would raise the acquiring person's voting power in the election of directors of the subject corporation to or above any of three thresholds: one-fifth or more but less than one-third of all voting power; one-third or more but less than a majority of all voting power; and at least a majority of all voting power. Whenever a control share acquisition occurs, the acquiring person has no voting rights with respect to those shares unless both a majority of all outstanding shares and a majority of all such shares excluding all "interested shares" (in general, shares beneficially controlled by the acquiring person or any officer or inside director of the subject corporation) approve the acquisition. If the control shares are accorded voting rights, then dissenters' rights are available under the Kansas Control Share Acquisitions Act to stockholders who did not vote in favor of the control share acquisition and who comply with certain prescribed procedures. If the stockholders vote not to accord voting rights to the control shares, however, then the issuing corporation has a 60-day option to redeem all such shares at market value.

OTHER MATTERS

     First Chicago Trust Company of New York serves as registrar and transfer agent for the Common Stock and for the Class A $5.00 Cumulative Preferred Stock.

                               SELLING STOCKHOLDER

     The Selling Stockholder is a Colorado limited liability company owned directly or indirectly by James Monroe III, individually or in his capacity as the sole trustee, Curtis R. Jensen and Paul R. Steinway (collectively, the "Thermo Principals"). The Selling Stockholder's principal office is located in Denver, Colorado.

     As of April 20, 1998, K N indirectly acquired from the Selling Stockholder and the Thermo Principals (a) an operating interest in certain cogeneration facilities (the "Cogeneration Interests"), (b) revenue streams and contractual rights related to cogeneration facilities held or previously held, directly or indirectly, by the Thermo Principals (the "Revenue Interests"), (c) the right to acquire, upon the satisfaction of certain conditions, ownership interests in a cogeneration facility (the "Contingent Cogeneration Purchase Right" and, together with the Cogeneration Interests and the Revenue Interests, the "Contributed Assets"), (d) certain assets relating to cogeneration operations and gas marketing (the "Marketing Assets") and (e) the right to acquire, upon the satisfaction of certain conditions, ownership interests in entities for use in the management of cogeneration operations and gas marketing (the "Contingent Marketing Interests" and, together with the Marketing Assets, the "Purchased Assets"). Before its acquisition of the Contributed Assets and the Purchased Assets, K N had no material relationship with the Selling Stockholder or the Thermo Principals.

     The Contributed Assets were acquired pursuant to a Contribution Agreement whereby the Selling Stockholder contributed the Contributed Assets (the "Contribution") to KN Thermo, LLC ("KN Thermo"), an entity owned 99% by KN Cogeneration, a wholly-owned subsidiary of K N ("KNC"), and 1% by the Selling Stockholder. In consideration for the Contribution, the Selling Stockholder received certain instruments (the "Deferred Payment Instruments") payable at certain future dates in Common Stock or cash that had been contributed by KNC to KN Thermo in exchange for its interest in KN Thermo.

     The Deferred Payment Instruments provide that KNC pay to the holders thereof (a) approximately $34.5 million in Common Stock (the "Initial Contribution Payment") on or about October 20, 1998 (the "Initial Payment Date"), (b) $40.0 million on January 4, 1999, (c) $50.0 million in August 1999 and (d) $35 million in August 2000, with half of each of the amounts set forth in clauses (b), (c) and (d) payable in Common Stock, unless agreed otherwise. The Initial Contribution


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



Payment, consisting of 671,351 shares of Common Stock, was made on the Initial Payment Date, and the Selling Stockholder subsequently sold all of such shares.

     The Purchased Assets were acquired pursuant to a Purchase Agreement, whereby certain of the Thermo Principals and their wholly-owned affiliates sold the Purchased Assets to KN Thermo Acquisition, Inc., a wholly-owned subsidiary of KN ("KNTA"). In consideration for the Purchased Assets, the Selling Stockholder received from KNTA an instrument (the "Deferred Purchase Instrument" and, together with the Deferred Payment Instruments, the "Payment Instruments") in the amount of approximately $2 million (the "Purchase Payment"), of which $917,161.69 was paid in the form of Common Stock on the Initial Payment Date (the date of each payment under the Payment Instruments being hereinafter referred to as a "Payment Date"). The Purchase Payment consisted of 18,459 shares of Common Stock, all of which shares have been sold by the Selling Stockholder. The balance of the Purchase Payment will become payable in shares of Common Stock only upon the receipt by the Thermo Principals or their affiliates of certain third party waivers and consents.

     All required payments of Common Stock under the Payment Instruments must be in the form of shares covered by an effective registration statement for a period of the shorter of 120 days or until all such shares are sold (with respect to each payment of Common Stock an "Initial Registered Period"). In addition, the Selling Stockholder will have piggyback rights and one demand registration right for a period of 240 days immediately succeeding each Initial Registered Period with respect to the shares of Common Stock paid on the preceding Payment Date (the "Subsequent Registered Period" and, together with the Initial Registered Period, the "Covered Registered Period").

     The number of shares paid pursuant to the Payment Instruments will be based on the average daily closing price of the Common Stock on the New York Stock Exchange for the five trading days immediately preceding each Payment Date.

     The following table sets forth, based on the currently estimated number of shares of Common Stock payable by KNC and KNTA to the Selling Stockholder on the three remaining Payment Dates, the total number of shares of Common Stock to be owned by the Selling Stockholder, the number of such shares being offered for sale by it, the number of such shares to be owned by the Selling Stockholder after such sale and the percentage of ownership of the outstanding shares of Common Stock represented by the holdings of the Selling Stockholder after such sale:



                                                                     PERCENT OF
                                                SHARES TO           CLASS TO BE
       SHARES               SHARES               BE OWNED              OWNED
      OWNED *            BEING SOLD *           AFTER SALE           AFTER SALE
--------------------- -------------------- -------------------- ---------------------
      1,425,000            1,425,000                 0                   0%


------------------

* Assumes that KNC will pay the Selling Stockholder shares having a total market value of $63.6 million, using an assumed share price of $44.63.

     KNC has agreed to pay for registration fees as well as selling expenses with respect to the resale of shares of Common Stock during the Covered Registered Period, including brokers' fees up to an amount equal to 0.167% of the aggregate consideration per share received by the Selling Stockholder upon resale.

     This Prospectus is not the exclusive means for resale of any Common Stock of the Selling Stockholder registered hereunder. For example, the Selling Stockholder may also sell Common Stock owned by it pursuant to Rule 144 under the Securities Act. There can be no assurance that the Selling Stockholder will sell any or all of its Common Stock offered hereunder.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the distribution of the Common Stock by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange,
(ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchange or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling the Common Stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of the Common Stock for whom they may act as agent (which discounts or commissions from the Selling Stockholder or such purchasers will not exceed those customary in the type of transactions involved).

     Any broker-dealers that participate with the Selling Stockholder in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions or discounts received by such broker-dealers and any profit on the resale of the Common Stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

     Upon the Company's being notified by the Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of the Common Stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the names of such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commission paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     Under agreements which may be entered into by the Company or the Selling Stockholder, underwriters, dealers and agents who participate in the distribution of Common Stock may be entitled to indemnification by the Company or the Selling Stockholder, as the case may be, against or contribution toward certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Common Stock offered by this Prospectus will be passed upon by Martha B. Wyrsch, General Counsel of the Company. As of August 31, 1998, Ms. Wyrsch owned 3,253 shares of Common Stock, 4,200 shares of restricted Common Stock and held options to purchase an additional 90,549 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements of K N Energy, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of MidCon Corp. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to the Current Report on Form 8-K/A filed with the Commission on February 12, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


          Securities and Exchange Commission Registration Fee ....     $ 17,681
          Selling Stockholder's Brokerage Fees ...................      104,375
          Accountants' Fees and Expenses .........................        5,000
          Legal Fees and Expenses of K N .........................       10,000
          Miscellaneous ..........................................       12,944
                                                                       --------
               Total .............................................     $150,000
                                                                       ========

         All amounts are estimated except for the registration fee and all are subject to the timing and manner of sale of the securities registered hereby and other future contingencies. The Company will bear all of such expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of the articles of incorporation of the Company requires the Company to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

         The Company has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporate reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

ITEM 16.  EXHIBITS.

Exhibit No.                    Description
-----------                    -----------
    4.1           Restated Articles of Incorporation of the Company.
                  Incorporated herein by reference to Exhibit 3(a) to the
                  Company's Annual Report on Form 10-K for the year ended
                  December 31, 1994.

    4.2           By-laws of the Company, as amended to August 20, 1996.
                  Incorporated herein by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1996.

    4.3           Rights Agreement dated as of August 21, 1995 between the
                  Company and The Bank of New York, as Rights Agent.
                  Incorporated by reference to Exhibit 1 to the Company's Form
                  8-A Registration Statement dated August 21, 1995.

    5.1 Opinion of Martha B. Wyrsch regarding the legality of the securities.

   23.1           Consent of Martha B. Wyrsch (included in Exhibit 5.1 hereof).

   23.2           Consent of Arthur Andersen LLP

   23.3           Consent of Arthur Andersen LLP

   24.1           Powers of Attorney.

ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provisions, by-law, contract, statute or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) It shall file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (3) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (4) It shall remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado on the 2nd day of December, 1998.


                                             K N ENERGY, INC.


                                             BY: /s/ Rose M. Robeson
                                                --------------------------------
                                                Vice President and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 2, 1998.

                  Signature                                   Title
                  ---------                                   -----

(i)  Principal executive officer:

                *                                            Chairman of the Board and Chief Executive Officer
-----------------------------------
         (Larry D. Hall)

(ii)  Principal financial and accounting officer:

                *                                            Vice President and Chief Financial Officer
-----------------------------------
         (Clyde E. McKenzie)

(iii)  Directors:


                *
-----------------------------------
         (Edward H. Austin, Jr.)


                *
-----------------------------------
         (Charles W. Battey)


                *
-----------------------------------
         (Stewart A. Bliss)


                *
-----------------------------------
         (David W. Burkholder)


                *
-----------------------------------
         (David M. Carmichael)


                *
-----------------------------------
         (Robert H. Chitwood)




                *
-----------------------------------

         (Howard P. Coghlan)


                *
-----------------------------------
         (Jordan L. Haines)


                *
-----------------------------------
         (Larry D. Hall)


                *
-----------------------------------
         (William J. Hybl)


                *
-----------------------------------
         (Richard D. Kinder)


                *
-----------------------------------
         (Edward Randall, III)


                *
-----------------------------------
         (John F. Riordan)


                *
-----------------------------------
         (James C. Taylor)


                *
-----------------------------------
         (H. A. True, III)


By:  /s/ Rose M. Robeson
   --------------------------------
         (Rose M. Robeson
         Attorney-in-Fact)

                                  EXHIBIT LIST


EXHIBIT
   NO.                             DESCRIPTION
----------------------------------------------
   5.1          Opinion of Martha B. Wyrsch

  23.2          Consent of Arthur Andersen LLP

  23.3          Consent of Arthur Andersen LLP

  24.1          Powers of Attorney